Exhibit 99.1

             WALTER INDUSTRIES ANNOUNCES FIRST QUARTER 2005 RESULTS

               -- Earnings of $0.41 Per Diluted Share Reported --

            -- Coal Mining Operation Continues Strong Performance --

TAMPA, Fla., April 26 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) today reported earnings of $0.41 per diluted share for the first quarter ended March 31, 2005, compared with a net loss of $0.11 per share in the prior year's first quarter. Net income for the quarter totaled $18.8 million compared with a net loss of $4.6 million in the first quarter last year.

Net income for the quarter reflected continued solid earnings, principally from increased pricing and favorable production volume and mining costs in the Company's Natural Resources segment. The Industrial Products segment showed improvement in operating income, which included pre-tax income of $5.1 million related to a favorable insurance claim settlement at U.S. Pipe. The Financing segment also continued its consistent earnings performance during the quarter. These favorable impacts were partially offset by a loss in the Company's Homebuilding segment.

Diluted earnings per share of $0.41 for the quarter compares to the previously issued range of earnings expectations of $0.25 to $0.33 per diluted share.

"Our Natural Resources segment continued to increase profitability with excellent production performance and improved pricing, leading to another solid quarter," said Chairman and CEO Don DeFosset. "With strong first quarter results behind us and improving results in our U.S. Pipe business, we remain on track for an outstanding year."

First Quarter 2005 Financial Results

Net sales and revenues for the first quarter were $345.3 million, up 5.9% versus the year-ago period. This improvement primarily reflects a 51% year- over-year increase at Natural Resources, as well as increases at U.S. Pipe and Sloss Industries, which were partially offset by lower Homebuilding and Financing revenues.

Operating income of $31.8 million for the quarter was favorable by $34.8 million to the prior-year period, reflecting continued positive trends in pricing and production performance at Jim Walter Resources and U.S. Pipe. The Financing segment also generated solid performance. The Homebuilding segment reported a loss in the quarter, although sales order trends continued to rebound.

First Quarter Results by Operating Segment

Natural Resources Segment

The Natural Resources segment reported first quarter revenue of $97.4 million, up 51% versus the same period last year, and operating income of $24.5 million compared to an operating loss of $2.3 million in the prior- year period, primarily driven by significant pricing improvements and 6% lower production costs per ton.

Jim Walter Resources sold 1.5 million tons of coal at an average price of $56.47 per ton, compared to 1.47 million tons at $35.36 per ton during the same period last year. Several new customer contract sales that were not expected in the first quarter and spot coal transactions during the quarter at prices averaging $102 per ton helped drive higher average prices and increased profitability. The natural gas operation sold 1.76 billion cubic feet of gas at an average price of $6.75 per thousand cubic feet versus 2.01 billion cubic feet at $6.16 per thousand cubic feet in the prior-year quarter.

Along with strong year-over-year metallurgical coal price increases, Jim Walter Resources continued its outstanding production performance in the first quarter, mining in excess of 1.9 million tons of coal. This production exceeded the same period last year by more than 425,000 tons, or 28%, despite three longwall moves during the quarter.

Industrial Products Segment

The Industrial Products segment reported $115.6 million in revenue for the first quarter of 2005, compared to $114.1 million for the prior-year period. The prior-year period included $5.9 million of revenue from Vestal Manufacturing, which was sold in April 2004. Excluding Vestal's results, segment revenue increased 7%. The higher revenue reflects a 26% increase in ductile iron pipe prices, offset by lower pipe and fittings sales volumes due to unfavorable weather during the quarter, which delayed deliveries.

Operating income for the segment totaled $5.5 million for the quarter, compared to an operating loss of $1.6 million for the same period last year. Operating income was favorably impacted by a $5.1 million insurance claim settlement. Excluding this settlement, operating income improved $2.0 million versus last year due to higher pricing, partially offset by lower volumes and higher scrap metal costs.

Financing Segment

The Financing segment reported first quarter revenue of $59.1 million compared with $61.0 million in the year-ago period. The decline in revenue was attributed to reduced yields and a decrease in the instalment note portfolio. Prepayment speeds increased to 10.0% in the first quarter, compared to 8.4% in the prior-year period.

Operating income for the segment was $14.6 million in the first quarter versus $13.8 million for the same period in 2004. Current period results include income of $1.1 million, primarily from reductions in insurance loss and other accruals. Excluding these items, operating income was essentially flat with the same period in 2004. Reduced selling, general and administrative costs, lower interest expense and a lower provision for instalment notes receivable losses on repossessed homes for the quarter were offset by the overall decline in portfolio earnings. Delinquencies (the percentage of amounts outstanding more than 30 days past due) improved to 3.9% in the first quarter versus 4.5% in the first quarter of last year.

Homebuilding Segment

The Homebuilding segment reported first quarter revenue of $48.7 million versus $64.1 million for the same period last year. The Homebuilding group completed 650 homes during the quarter at an average net selling price of $74,800, compared with 913 homes at an average net selling price of $70,100 for the prior-year period.

The segment reported an operating loss for the first quarter totaling $8.5 million, compared to the prior-year period loss of $8.8 million. The current period loss reflects the 29% decline in delivered units, partially offset by higher sales prices and cost-reduction activities such as reduced advertising expenses and lower overhead resulting from 26 branch closures in 2004. The decline in unit deliveries reflects fewer sales orders in the second and third quarters of 2004 and construction-related challenges in two of Jim Walter Homes' six divisions.

While total new sales contracts were down slightly, recent marketing initiatives and sales center enhancements are driving improved sales order trends in the first quarter, with same-store sales up 16% versus the first quarter last year. The backlog rose 9% from 2,024 units to 2,198 units versus the prior-year's quarter.

Other Segment

Sloss Industries reported revenue for the first quarter of $30.6 million, up 24% versus the same period last year and reported operating income of $1.8 million, which was flat with the first quarter of 2004. Current-period results reflect higher furnace and foundry coke pricing, offset by increases in production costs, higher met coal raw material costs and expenses from a legal settlement.

Operating results also included an accrual reduction in the Company's land group of $1.1 million resulting from a favorable court ruling related to a coal mineral rights dispute.

Conference Call Webcast

Walter Industries Chairman and CEO Don DeFosset and members of the Company's leadership team will discuss first quarter 2005 results and other general business matters on a conference call and live Webcast to be held on Wednesday, April 27, 2005, at 9 a.m. EDT. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com . The call will remain available for 30 days.

Walter Industries, Inc. is a diversified company with annual revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,100 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President - Financial Services at
(813) 871-4404, or visit the Company Web site at http://www.walterind.com .

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                     For the three months
                                                        ended March 31,
                                                 ----------------------------
                                                     2005            2004
                                                 ------------    ------------
Net sales and revenues:
    Net sales                                    $    286,730    $    265,683
    Interest income on instalment
     notes                                             53,493          55,266
    Miscellaneous                                       5,110           5,087
                                                      345,333         326,036

Cost and expenses:
    Cost of sales (exclusive of
     depreciation)                                    217,396         225,992
    Depreciation                                       14,320          15,252
    Selling, general and administrative                42,570          48,399
    Provision for losses on instalment
     notes                                              3,185           3,491
    Postretirement benefits                             3,238           2,512
    Interest expense - mortgage-
     backed/asset-backed notes                         31,435          31,726
    Interest expense - corporate debt                   3,612           3,945
    Amortization of other intangibles                   1,063           1,485
    Restructuring and impairment charges                  305             155
                                                      317,124         332,957

Income (loss) from continuing
 operations before income tax expense                  28,209          (6,921)

Income tax (expense) benefit                           (9,027)          2,319

Income (loss) from continuing
 operations                                            19,182          (4,602)
Discontinued operations, net of
 income taxes (1)                                        (417)             --

Net Income (loss)                                $     18,765    $     (4,602)

Basic Income (Loss) per share:

Income (loss) from continuing
 operations                                      $       0.51    $      (0.11)
Discontinued Operations                                 (0.01)             --

Net Income (Loss)                                $       0.50    $      (0.11)

Weighted average number of shares
 outstanding                                       37,719,968      41,927,214

Diluted Income (Loss) per share:

Income (loss) from continuing
 operations                                      $       0.41    $      (0.11)
Discontinued Operations                                    --              --

Net Income (Loss)                                $       0.41    $      (0.11)

Weighted average number of dilutive
 securities (2)                                    48,799,982      41,927,214

(1) 2005 expenses incurred during the quarter resulted from the Company's sale of its AIMCOR subsidiary in December 2003.

(2) Weighed average number of shares outstanding was used in the 2004 calculation, as the inclusion of potentially dilutive securities would have had an anti-dilutive effect.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                     For the three months
                                                        ended March 31,
                                                 ----------------------------
                                                     2005            2004
                                                 ------------    ------------
NET SALES AND REVENUES:
Homebuilding                                     $     48,679    $     64,117
Financing                                              59,093          60,980
Industrial Products                                   115,582         114,077
Natural Resources                                      97,431          64,654
Other                                                  32,700          26,822
Consolidating Eliminations                             (8,152)         (4,614)
                                                 $    345,333    $    326,036

OPERATING INCOME (LOSS):
Homebuilding                                     $     (8,549)   $     (8,809)
Financing                                              14,586          13,847
Industrial Products                                     5,480          (1,550)
Natural Resources                                      24,542          (2,313)
Other                                                  (2,478)         (3,929)
Consolidating Eliminations                             (1,760)           (222)
Operating income (loss)                                31,821          (2,976)
Corporate debt interest expense                        (3,612)         (3,945)
Income (loss) from continuing
 operations before income tax expense            $     28,209    $     (6,921)

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                                For the three    For the three
                                                months ended     months ended
                                               March 31, 2005   March 31, 2004
                                               --------------   --------------
Depreciation ($ in thousands):
   Homebuilding                                $        1,196   $        1,245
   Financing                                              360              338
   Industrial Products                                  6,552            6,853
   Natural Resources                                    5,047            5,594
   Other                                                1,165            1,222
                                               $       14,320   $       15,252

Amortization of other intangibles
 ($ in thousands):
   Financing                                   $        1,063   $        1,485

Restructuring and impairment charges
 ($ in thousands):
   U.S. Pipe Anniston plant shutdown
    costs                                                 $--   $          296
   Mine No. 5 shutdown costs                              305             (141)
                                               $          305   $          155

Operating Data:

   Homebuilding
     New sales contracts, net of
      cancellations                                       847              877
     Unit completions                                     650              913
     Average sale price                        $       74,800   $       70,100
     Ending homes backlog                               2,198            2,024

   Financing
     Delinquencies                                        3.9%             4.5%
     Prepayment speeds                                   10.0%             8.4%

   Industrial Products
     Ending pipe & fittings backlog, tons             174,794          175,865
     Ending pipe & fittings backlog,
      dollars ($ in thousands)                 $      144,114   $      118,821

   Natural Resources
     Tons sold
     Metallurgical coal, contracts (in
      thousands)                                        1,027            1,058
     Metallurgical coal, spot sales (in
      thousands)                                           82               --
     Steam coal (in thousands)                            392              408
   Average sale price per ton
     Metallurgical coal, contracts             $        60.92   $        35.49
     Metallurgical coal, spot sales            $       102.20   $           --
     Steam coal                                $        35.27   $        35.01
   Tons of coal produced (in thousands)                 1,931            1,506
   Mining costs per ton: (1)
     Mines No. 4 & 7                           $        30.35   $        33.00
     Mine No. 5                                $        42.38   $        42.49
     Total                                     $        32.75   $        34.70
   Natural gas sales, in mmcf (in
    thousands)                                          1,756            2,013
   Natural gas average sale price per
    mmcf                                       $         6.75   $         6.16

   Sloss Industries
     Tons of foundry coke sold                         34,924           29,818
     Tons of furnace coke sold                         62,250           76,944
     Foundry coke average sale price per
      ton                                      $       238.86   $       161.90
     Furnace coke average sale price per
      ton                                      $       206.00   $       145.31

(1) Mining costs exclude selling, general and administrative expenses, postretirement benefit expenses, asset retirement obligation expenses, royalties, Black Lung excise taxes and certain other costs related to post-mining activities.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited

                                                 March 31,    December 31,     March 31,
                                                   2005           2004           2004
                                               ------------   ------------   ------------
ASSETS
Cash and cash equivalents                      $      8,747   $     46,924   $     13,860
Short-term investments, restricted                   99,219         99,905         97,753
Instalment notes receivable, net of
 allowance of $11,084,
$11,200 and $11,490, respectively                 1,700,917      1,717,205      1,751,497
Receivables, net                                    173,986        170,219        170,283
Income tax receivable                                14,998         14,977         14,054
Inventories                                         286,453        233,547        237,455
Prepaid expenses                                     28,738         19,590          9,925
Property, plant and equipment, net                  332,440        331,959        346,236
Investments                                           6,111          6,165          6,215
Deferred income taxes                                51,866         47,943         49,577
Unamortized debt expense                             35,683         36,726         34,428
Other long-term assets, net                          46,066         46,340         43,374
Goodwill and other intangibles, net                 143,923        144,986        148,477
                                               $  2,929,147   $  2,916,486   $  2,923,134

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                               $    100,786   $     90,217   $    101,385
Accrued expenses                                    114,577        125,681        115,733
Debt:
Mortgage-backed/asset-backed notes                1,724,067      1,763,827      1,801,540
Senior debt                                           6,900             --        125,528
Convertible senior subordinated notes               175,000        175,000             --
Accrued interest                                     17,279         16,813         16,322
Accumulated postretirement benefits
 obligation                                         281,200        282,599        290,396
Other long-term liabilities                         205,422        203,122        201,185
Total liabilities                                 2,625,231      2,657,259      2,652,089
Stockholders' equity                                303,916        259,227        271,045
                                               $  2,929,147   $  2,916,486   $  2,923,134

                     WALTER INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2005
                                ($ in Thousands)
                                    Unaudited

                                                                                  Accumul.
                                                                                    Other
                                                                                  Compreh.
                                                        Compreh.     Accumul.      Income       Common      Captl in     Treasury
                                             Total       Income       Deficit      (Loss)        Stock       Excess        Stock
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Balance at December 31, 2004              $  259,227                  (609,048)     (51,109)         580    1,178,121     (259,317)

Compreh. income:
 Net income                               $   18,765       18,765       18,765
 Other compreh. income, net of tax:
 Net unrealized gain on hedges                   741          741                       741
Compreh. income                                        $   19,506
Stock issued upon exercise of
 stock options                                13,319                                                  14       13,305
Tax benefit from the exercise of
 stock options                                12,995                                                           12,995
Dividends paid,$.04 per share                 (1,494)                                                          (1,494)
Stock-based compensation                         363                                                              363

Balance at March 31, 2005                 $  303,916                  (590,283)     (50,368)         594    1,203,290     (259,317)

                     WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in Thousands)
                                    Unaudited

                                                     For the three months
                                                       ended March 31,
                                               --------------------------------
                                                    2005             2004
                                               --------------   --------------
OPERATING ACTIVITIES
  Income (loss) from continuing
   operations                                  $       19,182   $       (4,602)
  Adjustments to reconcile income
   (loss) to net cash used in
   continuing operations:
    Provision for losses on instalment
     notes                                              3,185            3,491
    Depreciation                                       14,320           15,252
    Benefit from deferred income taxes                 (3,870)          (2,079)
    Tax benefit on the exercise of
     employee stock options                            12,995               --
    Accumulated postretirement benefits
     obligation                                        (1,399)          (1,904)
    Provision for (decrease in) other
     long-term liabilities                              3,041           (1,638)
    Amortization of other intangibles                   1,063            1,485
    Amortization of debt expense                        1,626            1,382
    Stock-based compensation expense                      363               --

  Decrease (increase) in assets:
    Receivables                                        (3,767)         (14,786)
    Income tax receivable                                 (74)           3,217
    Inventories                                       (52,906)         (12,930)
    Prepaid expenses                                   (9,148)          (3,397)
  Increase (decrease) in liabilities:
    Accounts payable                                   10,569            1,496
    Accrued expenses                                  (11,104)          10,208
    Accrued interest                                      466             (797)
      Cash flows used in continuing
       operations                                     (15,458)          (5,602)
      Cash flows used in discontinued
       operations                                        (417)          (3,611)
      Cash flows used in operating
       activities                                     (15,875)          (9,213)

INVESTING ACTIVITIES
    Notes originated from sales and
     resales of homes and purchases of
     loan portfolios                                  (93,812)        (119,903)
    Cash collections on accounts and
     payouts in advance of maturity                   106,915          114,077
    Decrease in short-term investments,
     restricted                                           686            2,562
    Additions to property, plant and
     equipment, net of retirements                    (14,801)          (8,959)
    Decrease (increase) in investments
     and other assets, net                                328           (7,139)
      Cash flows used in investing
       activities                                        (684)         (19,362)

FINANCING ACTIVITIES
    Issuance of debt                                   47,400           76,500
    Retirement of debt                                (80,260)         (93,084)
    Additions to unamortized debt expense                (583)              --
    Dividends paid                                     (1,494)          (1,258)
    Exercise of employee stock options                 13,319              295
      Cash flows used in financing
       activities                                     (21,618)         (17,547)

  Net decrease in cash and cash
   equivalents                                        (38,177)         (46,122)
  Cash and cash equivalents at
   beginning of period                                 46,924           59,982
  Cash and cash equivalents at end of
   period                                      $        8,747   $       13,860

SOURCE  Walter Industries, Inc.
    -0-                             04/26/2005
    /CONTACT: Joe Troy, Senior Vice President - Financial Services, Walter Industries, +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /